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                                                                    Exhibit 10.1

                             EMPLOYMENT AGREEMENT

          THIS AGREEMENT (the "Agreement"), is made and entered into as of May 15, 2001, between GRUBB & ELLIS COMPANY, a Delaware corporation (the "Company"), and BARRY M. BAROVICK (the "Executive").

          1. POSITION AND DUTIES. The Executive shall have the titles and positions of Chief Executive Officer and President of the Company and shall be the highest ranking officer of the Company, other than the Chairman of the Board. The Executive shall be elected to the Board of Directors of the Company (the "Board"), and during the Period of Contract Employment (as defined in Section 2 of this Agreement) he shall be nominated for reelection to the Board upon expiration of his term as a Director. The Executive, subject to control of the Board, shall direct the day-to-day operations of the Company and formulate plans and policies to achieve overall corporate objectives and targeted profitability, and shall report to the Board.

          2. LOCATION OF EMPLOYMENT. Executive's principal place of employment shall be New York, New York. The Executive shall have the power, in consultation with the Board, to retain and/or hire those senior officers and other personnel that he deems necessary to establish the office of the CEO in New York.

          3. PERIOD OF CONTRACT EMPLOYMENT. The term "Period of Contract Employment," as used in this Agreement, means the period beginning on May 15, 2001 and ending on the earlier of June 30, 2004 or, subject to the terms hereof, upon termination of the Executive's employment with the Company. The Executive and the Company may elect to extend the Period of Contract Employment to June 30, 2007 and shall commence discussions regarding the extension of the Period of Contract Employment no later than six months prior to the expiration of the initial Period of Contract Employment.

          4. ANNUAL BASE SALARY. During the Period of Contract Employment, the Company agrees to pay the Executive a base salary (the "Base Salary") in the annual amount of $1,000,000 (one million dollars). The Base Salary shall be payable as current salary, in installments (not less frequently than monthly) subject to all applicable withholding and deductions, in accordance with the Company's customary payroll practices.

          5. BONUS COMPENSATION. During the Period of Contract Employment, the Executive shall receive annual bonus compensation ("Bonus Compensation") as follows:

                  PERIOD                         BONUS COMPENSATION

          Sign On Bonus                          $250,000

          May 15, 2001 through June 30, 2002     $450,000 guaranteed

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          Annually thereafter through the end of the  Targeted bonus of 50% of
                                                      Base Salary;
          Period of Contract Employment               Maximum bonus of 100% of
                                                      Base Salary

          Except during the initial year of the Executive's employment, Bonus Compensation shall be based upon the performance of both the Executive and the Company to goals to be established jointly by the Compensation Committee of the Board and the Executive. Subject to the succeeding sentence hereof, all Bonus Compensation shall be payable after June 30th of the year to which the Bonus Compensation is applicable in one lump sum, subject to all applicable withholding and deductions, in accordance with the Company's customary payroll and bonus payment practices. If the Executive so elects at least three (3) months prior to the end of the bonus period, all Bonus Compensation in excess of 50% of the Executive's Base Salary may be paid in shares of the Company's Common Stock, valued at the average closing price on The New York Stock Exchange for the month of April before the Bonus Compensation is paid. In the event that the Executive is terminated for Cause or voluntarily resigns other than for Good Reason at any time during the first 12 (twelve) months of the Period of Contract Employment, then the Sign On Bonus shall be immediately repaid by the Executive in full.

          6. STOCK OPTIONS. Pursuant to the Company's 2000 Stock Option Plan (referred to throughout this Agreement as the "Plan"), on the date of commencement of the Executive's employment, the Board shall grant the Executive a stock option (the "Option") to purchase an aggregate of five hundred thousand (500,000) shares of the Company's common stock, $.01 par value per share (the "Common Stock"), at an exercise price, pursuant to the terms of the Plan, equal to the closing price of the Common Stock on The New York Stock Exchange on the trading day next preceding the date of grant. Additional Options in the amount of fifty thousand (50,000) shares of Common Stock shall be granted at the end of the Executive's first and second years of employment, based on the achievement of milestones to be determined jointly by the Compensation Committee of the Board and the Executive. Said milestones shall be determined within three (3) months of the Executive's commencement of employment. The terms of the Options shall be set forth in an agreement between the Company and the Executive (the "Option Agreement") which shall not be less favorable to the Executive than the terms of this Agreement. The Options shall become exercisable twenty percent (20%) one year from the date of grant, an additional twenty percent (20%) two years from the date of grant, and the remaining sixty percent (60%) three years from the date of grant and shall expire ten (10) years after the date of grant; provided, however, that in the event that the Executive's employment with the Company is terminated, whether by the Company or the Executive, the Executive shall have the right to exercise vested Options (i.e., Options which are exercisable as of the termination date) for a period of one (1) year after such termination date. Notwithstanding the foregoing, (i) in the event of a "Change of Control" as defined in the Plan, or (ii) if the Executive terminates his employment for "Good Reason" as defined herein, or (iii) if the Executive is terminated by the Company other than for "Cause" as defined herein, then, in any of such events, all unvested Options shall immediately vest and become exercisable and remain so for a period of one (1) year

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unless otherwise cancelled or assumed following a Change of Control as provided by the terms of the Plan. The Company agrees that it shall at all times have a sufficient number of shares of Common Stock available for issuance upon the exercise of all Options granted hereunder.

          7. STOCK PURCHASE. On August 13, 2001, the Company shall permit the Executive to purchase up to one hundred twenty-five thousand (125,000) shares of stock (the "Purchased Stock") at a price $.50 below Fair Market Value as defined in the Plan. In the event that the Executive's employment with the Company is terminated, except as set forth below, whether by the Company or the Executive, all Purchased Stock shall be subject to the Company's right of repurchase at cost. The Company's right of repurchase shall expire over a period of three years on a pro-rata basis annually and shall be set forth in an agreement between the Company and the Executive (the "Stock Repurchase Agreement") which shall not be less favorable to the Executive than the terms of this Agreement. Notwithstanding the foregoing, (i) following a Change of Control, as defined in the Plan or (ii) if the Executive terminates his employment with the Company for "Good Reason" as defined herein, or (iii) if the Executive is terminated by the Company other than for "Cause" as defined herein, then the Company's right to repurchase the Purchased Stock shall immediately expire. The Company shall cause the Purchased Stock to be registered pursuant to an effective registration statement, at its expense, no later than the expiration of the Company's right of repurchase.

          8. LOAN. The Company shall, at Executive's sole discretion, loan Executive one million five hundred thousand dollars ($1,500,000) (the "Loan"). The Executive may elect to borrow up to seven hundred fifty thousand dollars ($750,000) from the Company upon commencement of his employment, and may elect to borrow as much as an additional seven hundred fifty thousand dollars ($750,000) from the Company no sooner than three (3) months following the commencement of his employment. The interest rate on the Loan shall be the lowest applicable federal interest rate (or such other higher rate of interest, if required, to constitute a market rate of interest as contemplated by the Rules and Regulations of the Financial Accounting Standards Board and the U.S. Securities and Exchange Commission) on the day the Loan (or Loan increment) is issued. Interest shall accrue annually, but shall be deferred and all interest and principal shall be due on the Loan Due Date. The Company shall provide a compensation program for the Executive which shall provide compensation, in consideration of continued employment with the Company, in an amount at least sufficient to repay the Loan, including accrued interest, including repayment of the Loan in the following events: (i) following a Change of Control, as defined in the Plan or (ii) if the Executive terminates his employment with the Company for "Good Reason" as defined herein, or (iii) if the Executive is terminated by the Company other than for "Cause" as defined herein. The Company shall increase the Executive's compensation in an amount sufficient to pay on an after tax basis the interest on the Loan. The Loan shall be memorialized in a promissory note or notes which shall include as an acceleration event the termination of the Executive's employment other than without Cause or his voluntarily resignation other than for Good Reason at any time during the Period of Contract Employment.

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          9.   BENEFITS.  During the Period of Contract Employment, and in the
event of a termination under Section 10(a) of this Agreement during the Severance Period (as defined below), as applicable, the Executive shall be entitled to participate in or receive benefits equivalent to any employee benefit plan or other arrangement, including but not limited to any medical, dental, retirement, disability, life insurance, sick leave and vacation plans or arrangements, generally made available by the Company to its executive officers, subject to or on a basis consistent with the terms, conditions and overall administration of such plans or arrangements; PROVIDED, that such plans and arrangements are made available at the discretion of the Company and nothing in this Agreement establishes any right of the Executive to the availability or continuance of any such plan or arrangement. The Company shall purchase a life insurance policy for the Executive sufficient to replace the coverage Executive had through his prior employer. The Company shall reimburse the Executive for up to fifteen thousand dollars ($15,000) in attorneys' fees expended in the negotiation of this Agreement. The Company agrees to pay for the Executive's benefit, or reimburse the Executive on an after tax basis, during the period of Contract Employment, for the additional cost for the Executive to obtain the additional benefits listed on Exhibit A annexed hereto.

          10.  TERMINATION.

          The following termination provisions and benefits are in lieu of the benefits available under the Company's Executive Change of Control Plan. Executive agrees that his termination provisions and benefits shall not be governed by such Plan.

          (a) Termination by the Company Without Cause. The Company may terminate the Executive's employment under this Agreement without Cause at any time by giving written notice to the Executive. Such termination will become effective upon the date specified in such notice (the "Effective Date"), provided that such date is at least 30 days after the date of such notice. Upon any such termination, the Company will pay the Executive, within five days of the Effective Date of termination and subject to the Executive's execution and delivery of such documents of release as the Company may reasonably request: (i) all earned but unpaid Base Salary, Bonus Compensation, and vacation pay through the Effective Date, payable in a lump sum within five (5) days after the Effective Date; (ii) all Base Salary and target Bonus Compensation, payable in accordance with the Company's customary payroll practices, and benefits for a period of either twelve (12) months following the Effective Date or through the end of the Contract Period of Employment, whichever period is shorter; and (iii) twelve (12) months following the Effective Date, provided that such date falls before the end of the Contract Period of Employment, a lump sum payment representing the Base Salary, target Bonus Compensation, and benefits through the end of the Contract Period of Employment (the "Severance Benefit"). Upon any termination by the Company without Cause, the Executive shall also be entitled to the rights set forth in Sections 6, 7 and 8 hereof and benefits, as described in Section 9 of this Agreement (collectively, the "Other Benefits"). The termination of the Executive's employment for any reason other than those

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     specified in Sections 10(b), (c) and (e) below shall be deemed to be a termination without Cause.

          (b) Termination by the Company for Cause. The Company may immediately terminate the Executive's employment at any time for Cause by giving written notice to the Executive. Upon any such termination for Cause, the Executive shall have no right to compensation under Section 10(a)(ii), including, without limitation, and except as required by law, to participate in any employee benefit programs under Section 9 for any period subsequent to the date of termination. For purposes of this Section 10(b), "Cause" shall mean: (i) the Executive is convicted of or pleads guilty or nolo contendere to a felony; (ii) the Executive, in carrying out his duties hereunder, commits acts involving dishonesty or fraud or is guilty of gross negligence or willful misconduct, provided, however, that failure to achieve profitability goals shall not, in and of itself, be deemed cause for termination of the Executive's employment; or (iii) the Executive refuses to comply with any lawful directive of the Board that is commensurate with the Executive's titles within 15 days after written notice has been given to the Executive by the Company.

          (c) Death or Disability. This Agreement and the obligations of the Company hereunder will, upon the Company's election in writing to the Executive within 30 (thirty) days thereafter, terminate upon the death or disability of the Executive. For purposes of this Section 10(c), "disability" shall mean that for a period of more than four (4) months the Executive is unable to perform the essential functions of his duties because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

          (d) Termination by the Executive for Good Reason. The Executive may terminate his employment under this Agreement at any time for Good Reason by giving written notice to the Company. For purposes of this Section 10(d), "Good Reason" shall mean: (i) there is a Change of Control; (ii) the Executive's principal place of employment is moved to a location other than in New York City; (iii) the Executive suffers a reduction in title or is required to report to other than the Board of the Company; (iv) there is a material diminution in the Executive's duties or responsibilities, which change causes the Executive's position with the Company to become one of less responsibility, importance or scope, provided, however, that the Executive may not invoke this clause if the material diminution is the result of changes advocated by or agreed to by the Executive; (v) a material breach of the Agreement by the Company that is not cured fifteen
     (15) days after written notice of the breach has been given to the Company by the Executive; or (vi) the Executive is not elected to the Board or ceases to remain a Board member during the Period of Contract Employment other than by reason of his resignation. In the event of such a termination, the Executive shall be entitled to the Severance Benefit set forth in Section 10(a) and the Other Benefits.

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          (e)  Termination by the Executive Without Good Reason.  The Executive
     may terminate his employment under this Agreement at any time by giving written notice to the Company. Such termination will become effective upon the date specified in such notice, provided that such date is at least 30 days after the date of delivery of the notice. Upon any such termination, the Company shall be relieved of all of its obligations under this Agreement, except for payment of salary and the provision of benefits through the effective date of termination.

          11. NO SOLICITATION. The Executive hereby covenants and agrees that during the Period of Contract Employment and for one year following the expiration or termination of employment with the Company, he will not, for himself or any third party, directly or indirectly: (i) divert or attempt to divert from the Company any business of any kind in which the Company is engaged; or (ii) solicit for employment or otherwise solicit as a consultant or independent contractor any individual employed by the Company, engaged by the Company as an independent contractor or otherwise associated with the Company during the period of such individual's employment, engagement or association.

          12. SEVERABILITY. ENFORCEABILITY. In the event that the provisions of the Section captioned "No Solicitation", or any portion thereof, should ever be adjudicated by a court of competent jurisdiction in proceedings to which the Company is a proper party to exceed the time or geographic or other limitations permitted by applicable law, then such provisions will be deemed reformed to the maximum time or other limitations permitted by applicable law, as determined by such court in such action, the parties hereby acknowledging their desire that in such event such action be taken. Without limiting the foregoing, the covenants contained herein will be construed as separate covenants covering their respective subject matters, including, without limitation, with respect to (a) each business now conducted by the Company or its successors, and (b) the Company and its successors separately. In addition to the above, all provisions of this Agreement are severable, and the invalidity or unenforceability of any provision or provisions of this Agreement or portions or aspects thereof will not affect the validity or enforceability of any other provision, or portion of this Agreement, which will remain in full force and effect as if executed with the unenforceable or invalid provision or portion or aspect thereof modified, as set forth above.

          13. GOVERNING LAW. This Agreement is being made and executed in and is intended to be performed in the State of New York and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without regard to the conflict of laws principles thereof.

          14. ENTIRE AGREEMENT. This Agreement, the Option Agreement, and the Stock Repurchase Agreement comprise the entire agreement between the parties hereto relating to the subject matter hereof and, as of the date hereof, supersede, cancel and annul all previous employment agreements between the Company (and/or its predecessors) and the Executive, as the same may have been amended or modified, and any right of the Executive thereunder other than for compensation accrued thereunder as of the date hereof, and supersede, cancel and annul all other prior written and oral

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agreements between the Executive and the Company or any predecessor to the
Company. The terms of this Agreement, the Option Agreement, and the Stock Repurchase Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties acknowledge that the award of Options and the issuance of the Purchased Stock and shares of Common Stock issuable in connection with bonus compensation are material inducements to Executive in entering into this Agreement with the Company.

          15. DISPUTES. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall be finally determined and settled by arbitration. Arbitration shall be initiated by one party making written demand upon the other party and simultaneously filing the demand together with required fees in the office of the American Arbitration Association in New York, New York. The arbitration proceeding shall be conducted in New York, New York by a single arbitrator in accordance with the Expedited Procedures of the Employment Dispute Resolution Rules of the American Arbitration Association, except as otherwise provided herein. Except as required by the arbitrator, the parties shall have no obligation to comply with discovery requests made in the arbitration proceeding. The arbitration award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties.

          16. NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party will be effective upon receipt (or refusal of receipt) and will be in writing and delivered personally or sent by telecopy or certified or registered mail, postage prepaid, as follows: if to the Company, addressed to the attention of its General Counsel at 2215 Sanders Road, Suite 400, Northbrook, IL 60062; and if to the Executive, at:

          Barry Barovick
          9 Burnham Place
          Fair Lawn, N.J.  07410

          copy to:  Jeffrey Zukerman
                    Zukerman Gore & Brandeis, LLP
                    900 Third Avenue, Eighth Floor
                    New York, New York 10022-4728

          Either party may change the notice address by notifying the other party in writing.

          17. INDEMNIFICATION. The Company shall defend and indemnify the Executive to the full extent permitted by law and by the Company's articles and bylaws.

          18. TAXES. If, in the opinion of a nationally recognized accounting firm selected by the Executive and reasonably acceptable to the Company, Executive has or will receive any compensation or recognize any income under this Agreement (or pursuant to any plan or other arrangement of the Company) which constitutes an "excess

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parachute payment" within the meaning of Section 280G(b)(1) of the Internal
Revenue Code of 1986, as amended (the "Code") (or for which a tax is otherwise payable under Section 4999 of the Code), then the Company shall pay Executive an additional amount (the "Additional Amount") equal to the sum of (i) all taxes payable by the Executive under Section 4999 of the Code with respect to all such parachute payments (or otherwise) and the Additional Amount, plus (ii) all federal, state and local income taxes payable by the Executive with respect to the Additional Amount. The amounts payable pursuant to this Section 8(e) shall be paid by the Company to the Executive within 30 (thirty) days of the written request therefor made by Executive. For purposes of determining whether or not Executive has or will receive an "excess parachute payment" to the extent not otherwise specified herein, reasonable good faith interpretations of the Code and related authorities may be relied upon.

          19. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board and signed by the Executive and the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


GRUBB & ELLIS COMPANY                BARRY M. BAROVICK


By  Reuben Leibowitz                 By  Barry M. Barovick
    ----------------                     -----------------
    Reuben Leibowitz                     Barry M. Barovick
    Chairman

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                                   EXHIBIT A

Disability Insurance and Salary Continuance
-------------------------------------------

The Company shall attempt to obtain a disability policy that provides a disability benefit of $50,000 (fifty thousand dollars) per month to the Executive. In no event, however, shall the Company pay more than $15,000 (fifteen thousand dollars) per year in incremental disability insurance premiums to obtain the coverage described herein.

Life Insurance
--------------

The Company shall provide a $1,000,000 (one million dollar) term life insurance policy on the Executive's life, with the beneficiaries of said policy to be determined by the Executive. Said policy shall include an accidental death and dismemberment provision.

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